UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 8, 2005

Dendreon Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30681	22-3203193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3005 First Avenue Seattle, Washington	98121
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

None

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 8, 2005, Dendreon entered into a Release Agreement with Grant Pickering, Dendreon’s Senior Vice President of Operations, which will be effective following Mr. Pickering’s departure from the company on November 18, 2005. Under the Release Agreement the company will make severance payments to Mr. Pickering equal to nine months of his base salary, an amount equal to seventy five percent of his annual target bonus, immediate vesting of all unvested stock options and restricted stock and $10,000 in outplacement services. A copy of the Release Agreement is attached hereto as Exhibit 10.40.

Item 1.02.	Termination of a Material Definitive Agreement.

On November 8, 2005, Grant Pickering, Dendreon’s Senior Vice President of Operations, and Dendreon reached an agreement whereby his position at the company will be eliminated and his employment agreement with the company will be terminated. The termination of Mr. Pickering’s employment agreement will be effective on November 18, 2005.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 11, 2005, Dendreon issued a press release announcing that Michelle Burris, Senior Vice President and Chief Financial Officer, will expand her role to head manufacturing operations and Rick Hamm, Senior Vice President and General Counsel, will now oversee the Company’s business development activities. The Company also announced that Grant Pickering, Senior Vice President of Operations, who was responsible for those functions, will be leaving the Company. The full text of Dendreon’s press release is attached hereto as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

10.40	Release Agreement between Dendreon Corporation and Grant Pickering

99.1	Dendreon Corporation press release, dated November 11, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr. Senior Vice President and General Counsel

Date: November 14, 2005

EXHIBIT INDEX

Number	Description

10.40	Release Agreement between Dendreon Corporation and Grant Pickering

99.1	Dendreon Corporation press release, dated November 11, 2005